Exhibit 1

ASX Release 14 December 2022 Results of 2022 Annual General Meeting In accordance with ASX Listing Rule 3.13.2 and section 251AA of the Corporations Act 2001 (Cth), the results of Westpac Banking Corporation’s 2022 Annual General Meeting are attached. All resolutions put to the AGM were decided by way of poll. For further information: Hayden Cooper Andrew Bowden Group Head of Media Relations General Manager Investor Relations 0402 393 619 0438 284 863 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

WESTPAC BANKING CORPORATION

RESULT OF ANNUAL GENERAL MEETING (ASX REPORT)

ANNUAL GENERAL MEETING
Wednesday, 14 December, 2022

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda.

Resolution Voted on at the meeting			Proxy Votes (as at proxy close)				Direct vote (as at proxy close):		Total votes cast in the poll (where applicable)			
	Short Description	Strike **Y/N/NA**	***For***	***Against***	***Discretionary (open votes)***	***Abstain***	**For**	**Against**	***For***	***Against***	***Abstain *****	***Result***
1A	AMENDMENT TO THE CONSTITUTION	NA	61,105,842 3.96%	1,404,761,455 90.97%	27,352,249 1.77%	40,634,285	6,839,153 0.44%	44,177,518 2.86%	68,305,329 4.42%	1,477,645,222 95.58%	40,726,650	Not Carried
1B	CLIMATE RISK SAFEGUARDING	NA	153,129,373 9.70%	1,346,932,114 85.29%	27,409,325 1.74%	5,771,199	7,142,371 0.45%	44,648,420 2.83%	Not put to meeting	Not put to Meeting	Not put to Meeting	
3	RE-ELECTION OF PETER NASH AS A DIRECTOR	NA	1,329,180,871 83.97%	174,468,624 11.02%	27,629,130 1.75%	2,138,535	47,983,123 3.03%	3,609,692 0.23%	1,406,549,220 88.76%	178,175,897 11.24%	2,160,612	Carried
4	GRANT OF EQUITY TO MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER	NA	1,468,219,604 92.77%	34,785,199 2.20%	27,383,665 1.73%	2,359,171	36,275,688 2.29%	15,966,938 1.01%	1,532,493,569 96.72%	51,943,611 3.28%	2,428,839	Carried
5	REMUNERATION REPORT	N	1,415,293,218 90.32%	87,927,712 5.61%	11,957,647 0.76%	2,255,058	38,148,341 2.43%	13,627,561 0.87%	1,465,740,121 93.45%	102,714,482 6.55%	2,382,738	Carried
6	CONDITIONAL SPILL RESOLUTION	NA	14,914,571 0.95%	1,486,638,567 95.02%	12,717,340 0.81%	3,364,859	9,651,475 0.62%	40,590,901 2.59%	Not put to meeting	Not put to Meeting	Not put to Meeting	

** - Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item

Printed: 14/12/2022 This report was produced from the Link Market Services Meeting System Page 1 of 2

Resolution proposed but not put to the meeting Reason(s) for not putting to the meeting Short Description No. 1B 6 CLIMATE RISK SAFEGUARDING Climate Risk Safeguarding – Resolution 1(b) was not put to the meeting as it was contingent on Resolution 1(a) being passed as a special resolution CONDITIONAL SPILL RESOLUTION Conditional Spill Resolution - Resolution 6 was not put to the meeting as it was conditional on 25% or more of the votes validly cast on Resolution 5 being cast against Resolution 5. Page 2 of 2 This report was produced from the Link Market Services Meet ing System